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David’s Bridal plans to spin off AI platform Pearl into publicly traded company

PUBLISHED THU, OCT 22 2026•7:00 AM EDT

Laya Neelakandan
@IN/LAYANEELAKANDAN
@LAYA_NEEL

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KEY POINTS

- David’s Bridal told CNBC exclusively that it’s planning to spin off its AI platform, Pearl, into a stand-alone publicly traded company, targeting a valuation of roughly $350 million.
- The company hopes the deal will allow Pearl to grow its AI-powered wedding-planning capabilities, while David’s Bridal strengthens its physical retail presence.
- The transaction is expected to close in the first half of 2027.


DAVID'S BRIDAL
A painter works on the exterior of a David's Bridal store in Pinole, California, April 17, 2023.
Justin Sullivan | Getty Images

David’s Bridal is planning to spin off its artificial intelligence platform, Pearl, into a stand-alone publicly traded company targeting a valuation of roughly $350 million, CNBC learned exclusively.

The company expects the deal to close in the first half of 2027.

David’s Bridal filed a nonbinding letter of intent on Thursday to separate out Pearl. The AI-centered business would own David’s Bridal’s intellectual property and look to build on its growing AI model, while the original company would try to strengthen its physical retail business.

“We have a fast-growing, high-margin business generating positive cash flow right now in Pearl, and going public now will help us attract the talent and give us more optionality to fuel the growth that we believe that we have,” David’s Bridal CEO Kelly Cook, who will take over as CEO of Pearl after the deal closes, told CNBC in an interview.

Cook said the companies will work hand in hand to serve customers throughout the wedding-planning process, adding that the split is “positioning both companies for strategic growth.”

Pearl’s services include an agentic AI-powered wedding-planning platform, a proprietary tool to streamline appointments and communications and a digital content network with original programming. It uses AI to personalize its suggestions based on its data collection for each client.

David’s Bridal expects Pearl to generate an EBITDA margin of more than 30% this year and is projecting revenue growth of more than 100% in 2027, exceeding $85 million. It’s expected to be debt-free after the deal closes and have positive free cash flow over the next two years, according to the company.

“Pearl has earned the right to stand on its own because it’s created more value than we’ve expected,” Cook said.

Following the transaction, Pearl will own David’s Bridal’s intellectual property and license it back to the chain.

“It’s a very healthy business model,” Cook said.

She added that the demand remains strong for both of the businesses. Grand View Research estimates the U.S. wedding services market will top $96 billion in 2026 — and both Pearl and David’s Bridal want to be at the forefront of that segment.

The companies will continue to have a “relationship built on reciprocity,” she said, sharing proprietary data and pointing customers to the other business for the next steps in their wedding planning. The split will allow each company to refine its focus, she added.

Still, the plan to go public comes at a time when AI stocks have been struggling. The initial public offering market for consumer companies has been lackluster, more companies are postponing their public debuts and investors are beginning to lose confidence in the AI boom.

Cook said the differentiator for Pearl is that the company is “not AI for AI’s sake.”

“Most AI companies have to find a customer,” she said. “We already have her ... we have her information, and it’s less about the AI side and more about modernizing this entire ecosystem for her that desperately needed modernization.”

David’s Bridal is no stranger to financial struggles. The company filed for bankruptcy protection in 2018 and emerged a few months later. It then filed a second time in 2023, citing a significant business slowdown from the pandemic and high inflation. To save itself, the company then sold its business to asset manager Cion Investment Corp. to avoid a shutdown.

As part of the spinoff deal, Cion has proposed to invest $25 million as an anchor investor in the separate company.

Cook, who joined the company last year to help it transition from a legacy retailer to a more cohesive online and in-store experience, said the company has “been through a hard chapter,” but those struggles led to the decision to split the business.

“That’s no secret, we’ve talked about that openly,” she said. “What’s extraordinary is what came out of that process is a leaner David’s, a more focused David’s ... I think it’s a move from strength.”

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